                                                                    Exhibit 23.1


The Board of Directors
Kellstrom Industries, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Kellstrom Industries, Inc. and subsidiaries of our report dated March 28, 2001, related to the consolidated balance sheets of Kellstrom Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Kellstrom Industries, Inc.

KPMG LLP



Fort Lauderdale, Florida
June 7, 2001